UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 26, 2008

URON INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2201 West Broadway Council Bluffs, Iowa	51501
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (712) 322-4020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective on February 26, 2008, URON Inc., a Minnesota corporation (the “Company”), entered into an Exchange Agreement with National Cash & Credit, LLC, a Minnesota limited liability company (“National Cash”), and the members of National Cash. Under the Exchange Agreement, the members of National Cash are assigning all of the outstanding membership interests in National Cash to the Company in exchange for the Company’s issuance to such members of an aggregate of 1,114,891 shares of common stock and a cash payment of $100,000. The closing of the transactions contemplated by the Exchange Agreement occurred effective as of February 26, 2008, simultaneously with the effectiveness of the agreement itself.

The Exchange Agreement contained customary representations, warranties and covenants of the parties and indemnification obligations relating thereto which survive until the Company’s annual report on Form 10-K, for the year ended December 31, 2008, has been filed with the SEC (with certain exceptions for claims that may be based fraud of willful misconduct).

Christopher Larson, the Company’s Chief Executive Officer and President, held a direct and indirect material financial interest in National Cash by virtue of membership interests held directly in his name and his ownership of interests in two separate limited liability companies that owned membership interests in National Cash. The ownership of Mr. Larson in National Cash and the material terms and conditions of the Exchange Agreement were disclosed to the Company’s board of directors, which approved the Exchange Agreement and the transactions contemplated thereby.

National Cash was formed approximately two years ago and owns and operates five “payday” consumer loan stores located throughout the suburban Phoenix, Arizona area. National Cash principally offers short-term (i.e., five to 31 day) cash advance loans ranging from $100 to $2,500, and installment loans ranging from $500 to $2,000. As of December 31, 2007, National Cash had approximately $840,000 in aggregate outstanding principal amount of payday and title loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URON INC.

By: /s/ Christopher Larson
Christopher Larson
President and Chief Executive Officer

Date: March 3, 2008